Exhibit 10.1

October 18, 2013

Ms. Patricia Arciero-Craig

Gleacher & Company - Corporate Headquarters

1290 Avenue of the Americas

New York, NY 10104

Re:          Key Employee Retention Agreement

Dear Trish:

On behalf of Gleacher & Company, Inc. (together with its successors and assigns, the “Company”), I am pleased to provide you with this key employee retention agreement (the “Agreement”), which sets forth the terms of your compensation for the Retention Period.  The terms of the Agreement are as follows:

1.             Retention Period.  The retention period is the period beginning on January 1, 2013, and ending on November 30, 2014 (the “Retention Period”).

2.             Duties.  Your positions and titles will continue to be General Counsel and Secretary to the Company’s Board of Directors (the “Board”), or such additional senior executive positions and titles to which the Board may appoint you, as long as you are employed by the Company.  You acknowledge that, as the Company has experienced and will continue to experience a business and strategic transition, your duties have changed and will continue to change to adapt to the needs of the Company at any point in time.  It is the Company’s intention that, as your duties change, they will remain commensurate with the duties that would reasonably be expected of an experienced corporate general counsel in the context of the Company’s strategic direction at the relevant time.

3.             Base Salary; Nature of Employment.  While you are employed by the Company during the Retention Period, your base salary will be paid at a rate of $250,000 per year, payable in accordance with the Company’s general policies regarding compensation of executives.  Your employment is “at will” and may be terminated by either party at any time without notice to the party, provided, however, that the Company will provide you with at least sixty (60) days’ advance written notice if, on or following a Material Corporate Event, it terminates your employment involuntarily without Cause.  Subject to your signing and not timely revoking a release in accordance with paragraph 10, if you experience a Qualifying Termination before a Material Corporate Event, the Company will pay you, in a lump sum during the sixty (60) day period beginning on the date of your Qualifying Termination, the unpaid portion of the base salary that you would have earned had you remained employed by the Company through the end of the Retention Period.

Ms. Patricia Arciero-Craig

4.             Bonuses.

(a)           Sign-On Bonus.  In lieu of any discretionary bonus for 2013, you will receive a sign-on bonus of $275,000.  The Company will pay the sign-on bonus in a lump sum during the ten (10) business day period beginning on the date you execute this Agreement.

(b)           Fixed Bonuses.  You will be entitled to receive the following fixed bonus amounts (the “Fixed Bonuses”), subject only to the terms and conditions of this Agreement:

Amount	Payment Date
$325,000	November 30, 2013
$325,000	May 31, 2014
$162,500	August 31, 2014
$162,500	November 30, 2014

To receive any Fixed Bonus, you must be employed by the Company on the applicable payment date.  The Company will pay each Fixed Bonus to which you become entitled in a lump sum during the ten (10) business day period beginning on the applicable payment date.  Notwithstanding the preceding two sentences, subject to your signing and not timely revoking a release in accordance with paragraph 10, if a Qualifying Termination or a Material Corporate Event occurs, the Company will pay you, in a lump sum during the sixty (60) day period beginning on the earlier of the date of your Qualifying Termination or the Material Corporate Event (as applicable), any Fixed Bonus that has not previously been paid.

(c)           Final Bonus.  You are entitled to receive a final bonus of $1,000,000 (the “Final Bonus”), subject only to the terms and conditions of this Agreement.  To receive the Final Bonus, you must be employed by the Company on the last day of the Retention Period, in which event the Company will pay it to you in a lump sum during the thirty (30) day period beginning on the last day of the Retention Period.  In addition to your rights under the previous two sentences, and subject to your signing and not timely revoking a release in accordance with paragraph 10, (1) if a Qualifying Termination occurs before the last day of the Retention Period, the Company will pay you the Final Bonus in a lump sum during the sixty (60) day period beginning on the date of your Qualifying Termination, and (2) if a Material Corporate Event occurs before the last day of the Retention Period, the Company will pay you 50% of the Final Bonus in a lump sum during the sixty (60) day period beginning on the date of the Material Corporate Event and 50% of the Final Bonus in a lump sum during the sixty (60) day period beginning on the earlier of your Qualifying Termination or the end of the Retention Period.  Notwithstanding the preceding sentences, if, before the end of the Retention Period, you voluntarily terminate your employment without Good Reason or the Company terminates your employment for Cause, you will not receive any portion of the Final Bonus that is not paid, or due to be paid, as of the date of your termination of employment.

Ms. Patricia Arciero-Craig

(d)           Discretionary Bonuses.  You will be eligible to receive additional bonuses based on such factors as your performance in achieving and bringing to resolution the Company’s chosen strategic plan.  The amount and timing of payment of any such bonus is within the sole discretion of the Board; provided, however, that if you become entitled to receive the Final Bonus, the Board will in all events review your performance for payment of a discretionary bonus (in addition to the Final Bonus), such bonus (if any) to be paid at the same time that your Final Bonus is paid.

5.             Benefits.  You will be entitled to participate in the standard employee benefit plans, programs and policies available to employees of the Company, all in accordance with the terms of such plans as they are in effect from time to time.  If, during the Retention Period, the Company fails to provide you with any material health or welfare benefit that it provides as of the date of this letter, you will receive periodic payments, in advance and no less frequently than monthly, sufficient (on an after-tax basis) for you to purchase the discontinued benefit.

6.             No Relocation.  Your principal office will remain in Albany, New York.  You will continue to make yourself available in the Company’s offices in the New York City metropolitan area at times that are consistent with your past practices and with the ongoing requirements of the Company.

7.             Expense Reimbursement.  You will be promptly reimbursed for all business expenses reasonably incurred by you, including the cost of all business-related travel between Albany and the New York City metropolitan area and reasonable hotel costs and meals in the New York City metropolitan area, in each case consistent with past practices.  In addition, the Company will, promptly upon receipt of appropriate supporting documentation, pay (or reimburse you for) any attorneys’ fees and charges that you incur in connection with entering into, and implementing, this Agreement, up to a maximum of $15,000.

8.             Vested and Unvested Equity Awards.  You will retain all vested and unvested equity awards previously awarded to you, subject to their existing terms and conditions.

9.             Other Benefits.  Subject to your signing and not timely revoking a release in accordance with paragraph 10, if (a) you experience a Qualifying Termination, (b) your employment is not extended by mutual agreement at the end of the Retention Period, or (c) a Material Corporate Event occurs, the Company will provide the following benefits: (x) the Company will pay you a lump sum equal to $24,000 during the sixty (60) day period beginning on the date of your termination of employment to assist you in obtaining health insurance for you and your beneficiaries, (y) the Company will pay you $6,000 per month (on the first day of each such month) for health insurance for you and your beneficiaries during the period that begins on the first day of the fifth month following your termination of employment and continues for fourteen months or, if earlier, until the date on which you and your dependents become eligible for comparable employer-provided or employer-subsidized group health insurance, and (z) all of your equity awards that are not fully vested on the earliest of such dates will immediately vest

Ms. Patricia Arciero-Craig

and be settled promptly thereafter, and will otherwise be treated in accordance with the terms applicable to vested awards.

10.          Release.  To receive any payments or other benefits that are subject to your signing and not revoking a release, you must, during the forty-five (45) day period following the end of the Retention Period, your Qualifying Termination, or the Material Corporate Event, as applicable, execute a release in substantially the form attached to this letter as Exhibit A.  We would advise you to review this draft release carefully with the assistance of an attorney.

11.          Cooperation.  You will make yourself available to the Company and its counsel, on reasonable request and at mutually convenient times and places, to assist with any investigation, administrative proceeding, inquiry, arbitration, or litigation relating to any matter of which you have knowledge.  The Company will promptly pay, or reimburse you for, any expenses reasonably incurred by you in connection with your cooperation.

12.          Acknowledgement and Waiver; Entire Agreement.

(a)           This Agreement (including the Release) contains the entire understanding between you and the Company with respect to the subject matter of this Agreement and supersedes any prior agreements or understandings.

(b)           You acknowledge and agree that, except as described in this Agreement, you will have no rights to any further compensation from the Company or under any benefit, bonus, incentive, or equity compensation plan of the Company and/or any other arrangement or agreement with the Company and its affiliates, and you will not be entitled to any other payments or equity whatsoever from the Company.

(c)           You and the Company acknowledge and agree that you are waiving your rights and obligations pursuant to your participation agreement under the Gleacher & Company Senior Management Compensation and Retention Plan, effective August 17, 2012, and any of the Company’s other bonus, severance or retention plans, programs, policies, or arrangements; however, you are not waiving any benefits that you accrue under any of the Company’s other benefit plans, programs, policies or arrangements (including vested benefits under Gleacher Securities’ 401(k) plan, in accordance with the terms of such plan and applicable law) and reimbursement for any unreimbursed business expenses incurred by you (subject to and in accordance with the Firm’s reimbursement policies for which you are eligible).

(d)           You acknowledge and agree that no promises or representations regarding compensation, oral or written, have been made other than those expressly stated in this Agreement, and that you have not relied on any such promises or representations in signing this Agreement.

Ms. Patricia Arciero-Craig

13.          Neutral Interpretation.  The language of this Agreement shall be construed as a whole, according to its fair meaning, and not strictly for or against either you or the Company, regardless of who drafted it.

14.          Modifications.  This Agreement can only be modified in a writing signed by you and an authorized representative of the Company that refers to this Agreement and specifically identifies the provisions being modified.

15.          Withholding.  The Company may withhold from the payments it makes to you under this Agreement any amounts that it reasonably concludes it is required to withhold by applicable law, but you are responsible for paying all taxes that you owe regardless of the extent to which the Company withholds.

16.          Deferred Compensation/Section 409A of the Internal Revenue Code.  This Agreement shall be interpreted to ensure that the payments contemplated hereby are exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”); provided, however, that nothing in this Agreement shall be interpreted or construed to transfer any liability for any tax (including a tax or penalty due as a result of a failure to comply with Section 409A) from you to the Company or to any other individual or entity.  Any payment under this Agreement that is subject to Section 409A and that is contingent on a termination of employment is contingent on a “separation from service” within the meaning of Section 409A (a “Separation from Service”).  Each such payment shall be considered to be a separate payment for purposes of Section 409A.  If, upon Separation from Service, you are a “specified employee” within the meaning of Section 409A, any payment under this Agreement that is subject to Section 409A and would otherwise be paid within six months after your separation from service will instead be paid in the seventh month following your separation from service (to the extent required by Section 409A(a)(2)(B)(i)).  Any taxable reimbursement due under the terms of this Agreement or any other Company Arrangement shall be paid no later than December 31 of the year after the year in which the expense is incurred and shall comply with Treas. Reg. § 1.409A-3(i)(1)(iv).  If the period during which you have the discretion to execute or revoke the Release straddles two calendar years, the Company shall make the payments that are conditioned upon the Release no earlier than January 1st of the second of such calendar years, regardless of which taxable year you actually deliver the executed Release to the Company.  Notwithstanding anything elsewhere to the contrary, you shall have no duties following any termination of your employment that are inconsistent with your having a Separation from Service on (or before) the date your employment terminates.

17.          Notifications.  Except as otherwise provided above, all notifications pursuant to this Agreement shall be made in writing by Federal Express overnight delivery as follows: (a) if to the Company, addressed to the Chairman of the Executive Compensation Committee or, if there is no Executive Compensation Committee, to the Chairman of the Board, Gleacher & Company, Inc., 1290 Avenue of the Americas, 4th Floor, New York, NY 10104 (as may be updated by the Company from time to time); or (b) if to you, at your principal residence as recorded on the records of the Company (as may be updated by you from time to time).

Ms. Patricia Arciero-Craig

18.          Governing Law; Payment of Legal Fees.  This Agreement is governed and construed in accordance with its express terms, and otherwise (except to the extent that Federal law applies) the laws of the State of New York applicable to agreements made and to be performed wholly within such state, and as such will be construed under and in accordance with the laws of the State of New York without regard to conflicts of law.  The Company will promptly pay, or reimburse you for, all legal fees (including court costs and expenses) that you reasonably incur in connection with or as a result of any claim, action or proceeding brought by the Company or you with respect to this Agreement, if you prevail with respect to any part of the claim, action or proceeding.

19.          Indemnification; D&O Insurance.  The Company shall promptly indemnify you to the maximum extent permitted by law against all liabilities, losses, damages and expenses (including but not limited to reasonable attorneys’, accountants’, investment or other advisor and expert witness fees) actually and reasonably incurred by you in connection with any claim or proceeding arising out of, or relating to, your services for the Company.  Expenses (including attorneys’ fees) that you incur in defending a threatened or pending civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding within thirty (30) days after receipt by the Company of (a) a statement or statements from you requesting such advance or advances from time to time, and (b) an undertaking by you or on your behalf to repay such amount or amounts, only if, and to the extent that, it shall ultimately be determined that you are not entitled to be indemnified by the Company as authorized by this Agreement or otherwise.  Advances shall be unsecured and interest-free.  In the event that final disposition of any such action, suit or proceeding determines that you are not entitled to be indemnified for expenses for which you have received payment or reimbursement, you shall repay such amount to the Company within ninety (90) days of your receipt of an accounting in writing from the Company of the amount owing.  Promptly after your receipt of notice of the commencement of any action, suit or proceeding, you shall notify the Company of the commencement thereof.  Your failure to promptly notify the Company of the commencement of the action, suit or proceeding, or your request for indemnification, will not relieve the Company from any liability that it may have to you hereunder, except to the extent the Company is prejudiced in its defense of such action, suit or proceeding as a result of such failure.  In the event the Company is obligated to pay your expenses with respect to an action, suit or proceeding, as provided in this Agreement, the Company shall be entitled to assume the defense of such action, suit or proceeding, with counsel reasonably acceptable to you, upon the delivery to you of written notice of the Company’s election to do so.  After delivery of such notice, your approval of such counsel and the retention of such counsel by the Company, the Company will not be liable to you for any fees of counsel that you subsequently incur with respect to the same action, suit or proceeding, provided that (1) you shall have the right to employ your own counsel in such action, suit or proceeding at your expense and (2) if (i) your employment of counsel has been previously authorized in writing by the Company, (ii) counsel to the Company or you shall have reasonably concluded that there may be a conflict of interest or position, or reasonably believes that a conflict is likely to arise, on any significant issue between the Company and you in the conduct of any such defense or (iii) the Company shall not, in fact, have employed counsel to assume the defense of

Ms. Patricia Arciero-Craig

such action, suit or proceeding, then the fees and expenses of your counsel shall be at the Company’s expense, except as otherwise expressly provided by this Agreement.  The Company shall not be entitled, without your consent, to assume the defense of any claim brought by or in the right of the Company or as to which counsel for the Company or you shall have reasonably made the conclusion provided for in clause (ii) above.  Your rights under this paragraph shall apply both during your employment and at all times thereafter, and shall be in addition to, not in lieu of, any other rights to indemnification or advancement you may have under the Company’s organizational documents or insurance policies, or under applicable law or otherwise.  In addition, during your employment and for six years thereafter, you shall be entitled to directors’ and officers’ insurance coverage that is no less favorable to you in any respect than the coverage then enjoyed by any other individual with respect to his or her service as a director or officer during the Retention Period.

20.          Severability.  If any portion of this Agreement (including the Release) is held to be unenforceable by any court of competent jurisdiction, the parties intend that such portion be modified to make it enforceable to the maximum extent permitted by law.  If any such portion (other than the Release) cannot be modified to be enforceable, such portion shall become null and void leaving the remainder of this Agreement in full force and effect.  The parties acknowledge that the Release is an essential part of this Agreement and therefore, if the Release cannot be modified to be enforceable, the parties agree to negotiate and sign a waiver that is enforceable to the fullest extent permissible by law.  If you breach any of your obligations under this Agreement, the Agreement (including the Release) shall remain in full force and effect.

21.          Third-Party Beneficiaries.  This Agreement shall be binding upon and inure to the benefit of (a) the Company and its successors and assigns (and, in the case of Section 10 only, all other Releasees), and (b) you and your heirs, testators, agents, estate and representatives, and any of their successors and assigns.  However, notwithstanding the foregoing, this Agreement is not assignable by you and any purported assignment by you shall be null and void, provided, however, that in the event of your death or a judicial determination of your incapacity, references to you in this Agreement shall be deemed (where appropriate) to be references to your heir(s), beneficiar(ies), authoritie(s), agent(s), estate, executor(s), or other legal representative(s).

22.          Confidentiality.  You agree to keep the terms and conditions of this Agreement confidential, except, and only to the extent that, the Company publicly discloses the terms and conditions, provided that you may reveal the terms and conditions of this Agreement to your spouse, attorneys, and financial and tax advisors, to a government agency in connection with any investigation it may conduct or is conducting, or as otherwise required by law (provided that you instruct, and otherwise use your best efforts to ensure that, each of the foregoing keep the terms of this Agreement confidential).  However, nothing in this Agreement precludes you from providing truthful information about this Agreement to any government agency; provided that in the event that you are subpoenaed for such information, you will promptly notify the Company only if and to the extent permitted by the subpoena, and reasonably cooperate if the Company elects to contest such legal process at its own expense.

Ms. Patricia Arciero-Craig

23.          Definitions.  For purposes of this Agreement, the following terms shall have the meanings set forth below:

(a)           Qualifying Termination.  You will experience a “Qualifying Termination” if, during the Retention Period, (1) the Company terminates your employment involuntarily without Cause, (2) you terminate your employment with Good Reason, or (3) your employment terminates on account of your death or Disability.

(b)           Cause.  Cause means, as reasonably determined by the Company, your: (1) conviction of, or plea of guilty or “no contest” to, any felony; (2) conviction of, or plea of guilty or “no contest” to, a violation of criminal law involving the Company and its business; (3) commission of an act of fraud, theft, or material dishonesty in connection with the performance of your duties to the Company and its affiliates; or (4) willful refusal or gross neglect to perform the duties reasonably assigned to you and consistent with your position with the Company and its affiliates or otherwise to comply with the material terms of any agreement with the Company or any of its affiliates, which refusal or gross neglect continues for more than fifteen (15) days after you receive written notice from the Company providing reasonable detail of the asserted refusal or gross neglect (and which is not due to a physical or mental impairment);

(c)           Disability.  Disability means a disability within the meaning of the Company-sponsored long-term disability plan in which you participate or, if there is no such plan, your total disability as determined by the Social Security Administration.

(d)           Good Reason.  Good Reason means (1) any material breach by the Company of this Agreement; (2) any relocation of your principal office more than 30 miles from its current location in Albany, New York; or (3) any adverse change in your titles or positions that occurs prior to a Material Corporate Event.  Notwithstanding the foregoing, no event shall constitute Good Reason unless (x) you notify the Company of the condition that is alleged to constitute Good Reason in writing within thirty (30) days of the first occurrence of the condition and (y) the Company fails to correct the condition within thirty (30) days of its receipt of such notice.  If the Company fails to remedy the condition constituting Good Reason during the thirty-day cure period, you must terminate employment within ninety (90) days following the end of the cure period in order for such termination to constitute a termination for Good Reason.

(e)           Material Corporate Event.  A Material Corporate Event shall mean the first to occur of the following, if such event occurs while you are employed by the Company during the Retention Period:

(1)           The acquisition, after the date of this Agreement, by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (A) the shares of Company Common Stock (the “Common Stock”), or (B) the combined voting power of the voting securities of the Company entitled to vote generally in the election of directors (the “Voting Securities”); provided,

Ms. Patricia Arciero-Craig

however, that the following acquisitions shall not constitute a Material Corporate Event: (i) any acquisition by any individual, entity or group (within meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) who, on the date of this Agreement, beneficially owned 12% or more of the Common Stock, (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries, (iii) any acquisition by any underwriter in connection with any firm commitment underwriting of securities to be issued by the Company, or (iv) any acquisition by any corporation (or other entity) if, immediately following such acquisition, more than 50% of the then outstanding shares of common stock of such corporation (or other entity) and the combined voting power of the then outstanding voting securities of such corporation (or other entity) entitled to vote generally in the election of directors, is beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who, immediately prior to such acquisition, were the beneficial owners of the Common Stock and the Voting Securities in substantially the same proportions, respectively, as their ownership, immediately prior to such acquisition, of the Common Stock and Voting Securities;

(2)           Consummation of a merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company, in a single transaction or a series of transactions, (a “Corporate Transaction”), other than a Corporate Transaction with respect to which all or substantially all of the individuals and entities who were the beneficial owners, immediately prior to such Corporate Transaction, of the Common Stock and Voting Securities beneficially own, directly or indirectly, immediately after such Corporate Transaction, more than 50% of the then outstanding common stock and voting securities (entitled to vote generally in the election of directors) of the corporation (or other entity) resulting from Corporate Transaction in substantially the same proportions as their respective ownership, immediately prior to such Corporate Transaction, of the Common Stock and the Voting Securities; or

(3)           Whether effected in one or a series of transactions, (A) any merger, consolidation, reorganization or other business combination pursuant to which the business of a potential target is combined with that of the Company or one or more persons formed by or affiliated with the Company, (B) the acquisition, directly or indirectly, by the Company or its affiliate by way of a tender or exchange offer, negotiated purchase or other means of a majority of a potential target’s voting securities, (C) the acquisition, directly or indirectly, by the Company or any of its affiliates of assets or equity interest(s), or of any right to all or a majority of the revenues or income, of a potential target by way of a negotiated purchase, joint venture, exchange or other means, or (D) any other reinvestment by the Company of a material portion of its cash or other liquid assets in new businesses or assets; provided, however, that with respect to clauses (B), (C) and (D) of this subsection (3), no transaction or series of transactions shall constitute a Material Corporate Event unless the Company uses a material portion of its securities, cash, or other liquid assets to effectuate the transaction(s).

Ms. Patricia Arciero-Craig

*                              *                              *                              *                              *

Trish, if you wish to accept this offer, you must sign in the space below within ten (10) business days of the date set forth above and return a copy to me.

Sincerely yours,

/s/ Chris Pechock
	Name:	Chris Pechock
	Title:	Chairman, Executive Compensation Committee

Agreed to:

/s/ Patricia Arciero-Craig
Patricia Arciero-Craig

10/18/13
Date

EXHIBIT A

RELEASE OF CLAIMS

1.             Release of Claims.  In consideration of the benefits under the agreement (the “Agreement”), dated October     , 2013, between Patricia Arciero-Craig (the “Executive”) and Gleacher & Company, Inc., (the “Company”), Executive, for and on behalf of herself and her heirs and assigns, hereby waives and releases any employment, compensation or benefit-related common law, statutory or other complaints, claims, charges or causes of action of any kind whatsoever, both known and unknown, in law or in equity, whether under the Agreement, a compensation or benefit plan or otherwise, that Executive ever had, now has or may have against the Company and its shareholders, subsidiaries, predecessors, successors, assigns, directors, officers, partners, members, employees or agents (collectively, the “Releasees”) by reason of facts or omissions that have occurred on or before the date that Executive signs this Release, including, without limitation, any complaint, charge or cause of action arising under federal, state or local laws pertaining to employment, including the Age Discrimination in Employment Act of 1967 (“ADEA,” a law which prohibits discrimination on the basis of age), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, all as amended; and all other federal, state and local laws and regulations.  By signing this Release, Executive acknowledges that she intends to waive and release any rights known or unknown that she may have against the Releasees under these and any other laws; provided, that Executive does not waive or release claims with respect to rights arising under, or preserved by, the Agreement (the “Unreleased Claims”).  Notwithstanding the foregoing, Executive does not release, discharge or waive any rights to indemnification (including advancement) that she may have under the Agreement, the certificate of incorporation, the by-laws or equivalent governing documents of the Company or its subsidiaries or affiliates, or under the laws of the State of New York or Delaware, with respect to actions taken by Executive in connection with the performance of her duties with the Company.

2.             Proceedings.  Executive acknowledges that she has not filed (and has not transferred her rights with respect to) any complaint, charge, claim or proceeding against any of the Releasees before any local, state or federal agency, court or other body based on any claim that is released under paragraph 1 of this Release (each individually a “Proceeding”), or that if she has commenced any such Proceeding she will promptly discontinue the portion of it relating to any such released claim.  Executive (a) acknowledges that she will not initiate or cause to be initiated on her behalf any Proceeding and will not participate in any such Proceeding, in each case, except as required by law; and (b) waives any right she may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any Proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”), in each case to the extent that such Proceeding is based on any claim released under paragraph 1.  Further, Executive understands that, by executing this Release, she will be limiting the availability of certain remedies that she may have against the Company and limiting also her ability to pursue certain claims against the Releasees.  Notwithstanding the above, nothing in paragraph 1 of this Release shall prevent Executive from (1) initiating or causing to be initiated on her behalf any complaint, charge, claim or proceeding against the Company before any local, state or federal agency, court or other body challenging the validity of the waiver of her claims under the ADEA contained in paragraph 1 of this Release (but no other portion of such waiver); or (2) initiating or participating in an investigation or proceeding conducted by the EEOC.

3.             Time to Consider.  Executive acknowledges that she has been advised that she has at least [twenty-one (21)/forty-five (45)] days to consider all the provisions of this Release, and that, although she may sign it at any time on or before the [21st/45th] day, she will sign it during the sixty-day period that begins on the effective date of her termination of employment or such earlier date as the Company and Executive may agree.  Executive agrees that any modifications to the Agreement or this Release, whether material or immaterial, will not restart the [21-day][45-day] period.  EXECUTIVE FURTHER ACKNOWLEDGES THAT SHE HAS READ THIS RELEASE CAREFULLY, HAS BEEN ADVISED BY THE COMPANY TO, CONSULT AN ATTORNEY, AND FULLY UNDERSTANDS THAT BY SIGNING BELOW SHE IS GIVING UP CERTAIN RIGHTS THAT SHE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE RELEASEES, AS DESCRIBED IN PARAGRAPH 1 OF THIS RELEASE AND THE OTHER PROVISIONS HEREOF.  EXECUTIVE ACKNOWLEDGES THAT SHE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS RELEASE, AND EXECUTIVE AGREES TO ALL OF ITS TERMS VOLUNTARILY.

4.             Revocation.  Executive hereby acknowledges and understands that Executive shall have seven (7) days from the date of her execution of this Release to revoke this Release (including, without limitation, any and all claims arising under the ADEA) and that neither the Company nor any other person is, or shall be, obligated to provide any benefits to Executive pursuant to the Agreement that are conditioned on this Release until eight (8) days have passed since Executive’s signing of this Release without Executive having revoked this Release.  If Executive timely revokes this Release, Executive will be deemed not to have accepted the terms of this Release and the benefits under the Agreement that are conditioned on the Release, and no further action will be required of the Company.  However, Executive’s obligations under the Agreement will remain in effect.

5.             No Admission.  This Release does not constitute an admission of liability or wrongdoing of any kind by Executive or the Company.

6.             General Provisions.  A failure of any of the Releasees to insist on strict compliance with any provision of this Release shall not be deemed a waiver of such provision or any other provision hereof.  If any provision of this Release is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable, and in the event that any provision is determined to be entirely unenforceable, such provision shall be deemed severable, such that all other provisions of this Release shall remain valid and binding upon Executive and the Releasees.

7.             Governing Law.  The validity, interpretations, construction and performance of this Release shall be governed by the laws of the State of New York without giving effect to conflict of laws principles.

IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand as of the day and year set forth opposite her signature below.

Patricia Arciero-Craig	Date